EXHIBIT 23.32

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146, No. 333-50800, No. 333-128714 and No. 333-136611 on Form S-8 of our reports dated March 14, 2006 (February 26, 2007, as to the effects of the restatement discussed in Note 22), relating to the financial statements and financial statement schedule of Dollar Thrifty Automotive Group, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the restatement discussed in Note 22 and the adoption in 2004 of Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities) and management’s report on the effectiveness of internal control over financial reporting, and our report on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K/A of Dollar Thrifty Automotive Group, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

February 26, 2007